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                                                                       EXHIBIT 4

                           PROMISSORY NOTE & AGREEMENT

PRINCIPAL:       $500,000                                  DATED: MARCH 28, 2005
INTEREST RATE:   10%                                 MATURITY DATE: MAY 15, 2005

         FOR VALUE RECEIVED, GENEREX BIOTECHNOLOGY CORPORATION (the "Borrower") hereby acknowledges itself indebted and promises to pay to CRANSHIRE CAPITAL, L.P. (the "Holder"), at 666 Dundee Road, Suite 1901, Northbrook, Illinois 60062 the principal sum of Five Hundred Thousand Dollars ($500,000) in lawful money of the United States of America.

         The Borrower shall pay interest on the said principal sum outstanding from time to time at the rate of ten percent (10%) per annum (both before and after maturity and before and after default or judgement with interest on overdue interest at the same rate), such interest to accrue from the date hereof, to be calculated monthly, and to be payable on May 15, 2005 (to the extent that the Holder has not exercised the Conversion Entitlement in respect thereof (as that term is hereinafter defined)).

         The whole of the said principal sum outstanding shall become due and payable in full on May 15, 2005 (to the extent that the Holder has not exercised the Conversion Entitlement in respect thereof (as that term is hereinafter defined)).

         At any time after April 28, 2005 until this promissory note is no longer outstanding, this promissory note and any accrued and unpaid interest in respect thereof shall be convertible into shares of the Borrower's common stock ("Conversion Shares") at the option of the Holder, in whole or in part at any time and from time to time (subject to the limitations on conversion hereinafter set forth), at the rate of $0.82 per share (the "Conversion Entitlement"). The Holder shall exercise the Conversion Entitlement by delivering written notice thereof to the Borrower specifying the amount of this promissory note to be converted and the date on which such conversion is to be effected (the "Conversion Date"). Conversions hereunder shall be applied firstly against accrued and unpaid interest in respect of this promissory note as at the Conversion Date and secondly against the outstanding principal amount of this promissory note as at the Conversion Date.

         The Holder's exercise of the Conversion Entitlement shall be subject to the participation rights of the holders of the 6% convertible debentures due February 10, 2006 issued by the Borrower on November 10, 2004 (the "Debentures").

         As additional consideration for the transactions contemplated hereby, on April 28, 2005 the Borrower will issue to the Holder a warrant (the "Warrant") to purchase an aggregate of 1,219,512 shares of the Borrower's common stock (the "Warrant Shares") at a per-share price of $0.82, such Warrant to expire on April 27, 2010.

         The Holder hereby covenants and agrees that it will not exercise the Conversion Entitlement or the Warrant, in whole or in part, to the extent that after giving effect to any such conversion or exercise the Holder (together with its affiliates) would beneficially own in excess of 9.99% of the number of shares of the Borrower's common stock outstanding immediately after giving effect to such conversion or exercise (not including shares of the Borrower's common stock issuable upon (a) exercise of any remainder of the Conversion Entitlement or any remainder of the Warrant, or (b) conversion or exercise of the non-converted or unexercised portion of any other securities of the Borrower subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates). To the extent the foregoing limitation applies, the determination whether or not the Conversion Entitlement or the Warrant is exercisable and to what extent shall be in the sole discretion of the Holder.


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         The Borrower hereby covenants and agrees to qualify the Conversion
Shares and the Warrant Shares for public resale by including the same in the next registration statement filed after the date hereof by the Borrower under the Securities Act of 1933.

         The Borrower hereby covenants and agrees to forthwith apply a portion of the proceeds of this promissory note to pay to each of Iroquois Capital LP and Smithfield Fiduciary LLC the full amount of the March 1, 2005 monthly amortization payments due under the Debentures held them together with all accrued and unpaid interest in respect thereof. For greater certainty, the Borrower shall have no obligation to apply any portion of the proceeds of this promissory note to the April 1, 2005 monthly amortization payments due under the Debentures.

         The Borrower hereby covenants and agrees that any and all net proceeds to the Borrower of any debt or equity financings or any revenues received from third parties as license, co-marketing, collaboration, distribution, joint venture, strategic alliance or like fees shall be applied forthwith following the Borrower's receipt thereof, to the extent necessary, to the repayment of the then outstanding principal balance of this promissory note together with any and all accrued and unpaid interest thereon.

         The Holder hereby acknowledges and agrees that the obligations of the Borrower under this promissory note are subordinate to the obligations of the Borrower under the Debentures.

         The Borrower hereby waives demand, presentment for payment, notice of non-payment, protest and notice of protest of this promissory note.

         This promissory note shall be governed by and construed in accordance with the laws of the State of Illinois.

         DATED this 28th day of March, 2005.

                  GENEREX BIOTECHNOLOGY CORPORATION


                  Per:  /s/ Anna E. Gluskin
                        -----------------------------------------
                        Name:  Anna E. Gluskin
                        Title: President, Chief Executive Officer
                        I have authority to bind the corporation.

                  CRANSHIRE CAPITAL, L.P.


                  Per:  /s/ Lawrence A. Prosser
                        --------------------------------------------------------
                        Name:  Lawrence A. Prosser
                        Title: Chief Financial Officer - Downsview Capital, Inc.
                               The General Partner